Exhibit 21.1

SUBSIDIARIES OF AMEREN CORPORATION

AT DECEMBER 31, 2008

Name	State or Jurisdiction of Organization
Ameren Corporation	Missouri
Ameren Development Company	Missouri
Enporion, Inc. (21% interest)	Delaware
Missouri Central Railroad Company	Delaware
CIPSCO Leasing Company	Illinois
Gateway Energy Systems, L.C. (89.1% interest)	Missouri
Gateway Energy WGK Project, L.L.C.	Illinois
Ameren Energy Resources Company, LLC	Delaware
Ameren Energy Generating Company	Illinois
Coffeen and Western Railroad Company	Illinois
Ameren Energy Marketing Company	Illinois
Illinois Materials Supply Co.	Illinois
Electric Energy, Inc. (80% interest)	Illinois
Midwest Electric Power Inc.	Illinois
Joppa and Eastern Railroad Company	Illinois
Met South, Inc.	Illinois
Massac Enterprises LLC	Illinois
AmerenEnergy Medina Valley Cogen, L.L.C.	Illinois
Ameren Energy Fuels and Services Company	Illinois
Ameren Illinois Transmission Company	Illinois
Ameren Services Company	Missouri
Central Illinois Public Service Company, d/b/a AmerenCIPS	Illinois
CILCORP Inc.	Illinois
Central Illinois Light Company, d/b/a AmerenCILCO	Illinois
AmerenEnergy Resources Generating Company	Illinois
CLC Aircraft Leasing LLC	Delaware
QST Enterprises Inc.	Illinois
ESE Land Corporation	Illinois
California/Nevada Development L.L.C. (15% interest)	Delaware
Energy Risk Assurance Company	Vermont
Missouri Energy Risk Assurance Company LLC	Missouri
Illinois Power Company, d/b/a AmerenIP	Illinois
Illinois Power Securitization Limited Liability Company*	Delaware
Illinois Power Special Purpose Trust*	Delaware
Union Electric Company, d/b/a AmerenUE	Missouri
Fuelco LLC (33.33% interest)	Delaware

Subsidiaries not included on this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2008.

*	Dissolved February 2009